Exhibit 10.14

Genocea Biosciences, Inc.

December 21, 2009

Paul J. Giannasca, Ph.D.

Dear Paul:

I am pleased to offer you a position with Genocea Biosciences, Inc. (the “Company”), as Vice President, Development reporting to the CEO. If you decide to join the Company, you shall be paid on a semi-monthly basis at an annual base rate of $235,000 to be paid in accordance with Genocea’s standard payroll practices.  You will also be eligible for a discretionary performance-based bonus with a target of up to 25% of your annual salary; subject to criteria to be determined and approved by the Board of Directors of the Company.

As an employee, you will also be eligible to participate in the Company’s standard employee benefit programs.  You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

Subject to approval by the Board, at the first regularly scheduled meeting of the Board following the Effective Date, the Company will grant you an option (the “Option”) to purchase 289,350 shares of the Company’s common stock (the “Option Shares”). The per share exercise price of the Option shall equal the fair market value per share of the common stock on the date of the grant, as determined by the Company’s Board. Twenty-five percent (25%) of the shares subject to the Options shall vest twelve (12) months after your vesting begins, subject to your continuing employment with the Company, and no shares shall vest before such date.  The remaining shares shall vest monthly over the next thirty-six (36) months, in equal monthly amounts, subject to your continuing employment with the Company.  You will also be eligible for annual grants of Options, said grants to be made in the sole discretion of the Board.  Each of the Options shall be granted under, and shall be subject to the terms and conditions of, the Company’s 2007 Stock Plan.

This Agreement is subject to the terms and conditions of the Company 2007 Stock Plan and all other plans, agreements and policies.  It is agreed and understood, however, that the provisions of this Agreement shall control and take precedence in the event of any conflict with any other agreement, plan or policy.

The Company is excited about your joining and looks forward to a mutually beneficial and productive relationship.  Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees.  Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.  It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.  Moreover, you agree that, except as stated above regarding your initial part-time employment, during the term of your full-time employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.  Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

The Company maintains a smoke-free, drug-free workplace policy and supports equal employment opportunities for all of its employees.  As a Company employee, you will be expected to abide by the Company’s rules and standards.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Non-Competition Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, non-disclosure of Company proprietary information and an agreement not to engage in competitive activities with the Company through the twelve-month period following the termination of your employment.  Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below.  A duplicate original is enclosed for your records.  If you accept our offer, your first day of employment will be on or before January 25, 2010.

This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral.  This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.  This offer of employment will terminate if it is not accepted, signed and returned by 5:00 p.m. on December 23, 2009. We look forward to your favorable reply and to working with you at Genocea Biosciences, Inc.

Sincerely,

/s/ Staph Leavenworth Bakali
Staph Leavenworth Bakali
CEO & President

Agreed to and accepted:

Signature:	/s/ Paul Giannasca

Printed Name:	Paul Giannasca

Date:	22 Dec 2009

Enclosuresp

Duplicate Original Letter

At-Will Employment, Confidential Information, Invention Assignment and Non-Competition Agreement

Genocea Biosciences, Inc.

October 24, 2011

Paul Giannasca Ph.D.

Dear Paul:

Reference is hereby made to your offer letter dated as of December 21, 2009 (the “Offer Letter”) with Genocea Biosciences, Inc. (the “Company”).  This letter amends the terms and provisions of your Offer Letter (together, the “Agreement”).

If you are still employed by the Company at the effective time of an “Upside Change of Control” (as defined below) and, within twelve (12) months following such Upside Change of Control, the Company or its successor terminates your employment without “Cause” (as defined below) or you voluntarily terminate your employment for “Good Reason” (as defined below) (each, a “Termination Date”), any Options granted to you by the Company that would vest within twelve (12)  months of the Termination Date will become immediately vested and exercisable in full on such Termination Date.  The period for exercising such Options shall be as set forth in the applicable stock option plan, certificate or agreement.

In the event that your employment is terminated at any time by you for “Good Reason” or by the Company without “Cause” (each, as defined below), you will receive severance compensation equal to two (2) months of your base salary then in effect, together with reimbursement for the cost of up to two (2) months of COBRA premiums for continued health benefit coverage (for so long as you are eligible for such coverage through COBRA and are not able to participate in the health or dental insurance plan of another employer).  You agree to provide the Company prompt notice of your eligibility to participate in the health plan and, if applicable, dental plan of any new employer.  You further agree to repay any overpayment of health and dental benefit premiums made by the Company hereunder.

Notwithstanding the preceding paragraph, in the event that your employment is terminated  by you for “Good Reason” or by the Company without “Cause” (each, as defined below), in each case within twelve (12) months following an Upside Change of Control, you will receive severance compensation equal to six (6) months of your base salary then in effect, together with reimbursement for the cost of up to six (6) months of COBRA premiums for continued health benefit coverage (for so long as you are eligible for such coverage through COBRA and are not able to participate in the health or dental insurance plan of another employer).  You agree to provide the Company prompt notice of your eligibility to participate in the health plan and, if applicable, dental plan of any new employer (in the aggregate, the

“Severance Payments”).  You further agree to repay any overpayment of health and dental benefit premiums made by the Company hereunder.  For purposes of clarity, if you receive any compensation or other payments under this paragraph, you will not be entitled to receive any compensation or other payments under the preceding paragraph.

Any obligation of the Company to provide you severance payments and/or accelerated Options vesting under this Agreement is conditioned on your signing an effective release of claims in a form provided by the Company (the “Employee Release”) following the termination of your employment, which release shall not apply to (i) claims for indemnification in your capacity as an officer of the Company under the Company’s Certificate of Incorporation, By-laws or written agreement, if any, (ii) rights to insurance coverage under any liability policy maintained by the Company, and (iii) rights to receive retirement benefits that are accrued and fully vested at the time of termination of employment.  Any severance payments to be made in the form of salary continuation pursuant to the terms of this Agreement shall be payable in accordance with the normal payroll practices of the Company, and will begin at the Company’s next regular payroll period following the effective date of the Employee Release, but shall be retroactive to the date of termination.

Notwithstanding anything to the contrary in this Agreement, if at the time of the termination of your employment you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code, as amended.  For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury Regulation Section 1.409A-1(i).  Each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

As used in this Agreement, “Triggering Event” shall mean, for purposes of the foregoing paragraph, (i) a merger or consolidation in which (A) the Company is a constituent party, or (B) a subsidiary of the Company is a constituent party and the Company issues shares of the subsidiary’s capital stock pursuant to such merger or consolidation, except in the case of either clause (A) or (B) any such merger or consolidation involving the Company or a subsidiary of the Company in which the beneficial owners of the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue beneficially to own, immediately following such merger or consolidation, at least a majority by voting power of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (ii) the sale, lease, transfer, exclusive license not in the ordinary course of business, or other disposition, in a single transaction or series of related transactions, by the Company or a Company subsidiary, of all or substantially all the assets of the Company and the Company subsidiaries taken as a whole (except in connection with a merger or consolidation not constituting a Change of

Control under clause (i) or where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Company subsidiary); or (iii) the sale or transfer, in a single transaction or series of related transactions, by the stockholders of the Company of more than 50% by voting power of the then-outstanding capital stock of the Company to any person or entity or group of affiliated persons or entities.  As used in this Agreement, “Upside Change of Control” shall mean any Triggering Event in which (A) in the case of a Triggering Event described in clause (ii) above, if all required payments in connection with such Triggering Event were made, including all Severance Payments and all other obligations required to be satisfied prior to a distribution of remaining proceeds to equity holders were satisfied, the remaining proceeds from such Triggering Event are sufficient to pay to the Company’s holders of preferred stock not less than the full payment of the “Preferred Stock Liquidation Payments” as such term is defined in the Company’s Third Amended and Restated Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), including payments valued pursuant to Subsection 1(b) of ARTICLE FOURTH of the Certificate of Incorporation (the “Preferred Stock Liquidation Payments”) or (B) in all other cases, the proceeds received or receivable by the Company’s holders of preferred stock from such event is not less than the Preferred Stock Liquidation Payments.

As used in this Agreement, “Cause” shall mean: (a) commission of any felony or any other crime involving dishonesty; (b) participation in any fraud, deliberate and substantial misconduct, breach of the duty of loyalty, or breach of fiduciary duty against the Company; (c) intentional and substantial damage to any property of the Company; (d) serious misconduct;  (e) substantially unsatisfactory performance of your duties to the Company; or (f) your breach of any material provision of this Agreement, the invention and non-disclosure agreement or the non-competition and non-solicitation agreement executed by you with the Company.  Termination of your employment with Cause at any time will result in no severance compensation paid to you.

As used in this Agreement, “Good Reason” shall mean, without your consent: (1) a material and adverse diminution of your duties with the Company, or (2) a material breach by the Company of the terms of this Agreement; provided, neither of the foregoing shall qualify as Good Reason unless, within thirty (30) days of the occurrence of the event you claim so qualifies, you shall have provided the Board of Directors of the Company with written notice specifying in detail the basis for such claim, and afforded it a reasonable opportunity to cure the claimed Good Reason, and the Company fails to cure such Good Reason within thirty (30) days of its receipt of your notice; and provided further, no termination for Good Reason shall so qualify unless you terminate your employment at the Company no more than thirty (30) days following the expiration of the Company’s cure period.

This Agreement, together with any agreements relating to proprietary rights between you and the Company, set forth all of the terms of your employment with the Company and supersede any prior representations or agreements.

Your signature below indicates that you agree to and accept the terms of this Agreement.

Sincerely,

/s/ William D. Clark
William Clark
President & Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Paul Giannasca

Printed Name:	Paul Giannasca

Date:	7 Nov 2011